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                               [SAPPI LEETERHEAD]

Press Release

FOR IMMEDIATE RELEASE              CONTACT:  Melanie Otero:  617.368.6318
April 13, 1999                                               or  207-856-4828

                      SAPPI FINE PAPER ANNOUNCES CLOSURE OF
                  PULP MILL AND PAPER MACHINE IN WESTBROOK, ME



BOSTON, MA Sappi Fine Paper North America today announced the closure of its pulp mill and a machine that makes coated base paper at its facility in Westbrook, Maine. The closures will take effect in late June 1999.

In making the decision to close the pulp mill, company officials cited a pending requirement to spend approximately $50 million to bring the aging facility into compliance with the new federal "Cluster Rule" and other state environmental regulations. EPA's "Cluster Rule" alone is expected to cost the U.S. pulp and paper industry about $2.8 billion over the next three years.

"This was an extremely difficult decision, primarily because of its impact on our employees" said Monte R. Haymon, President and CEO of Sappi Fine Paper North America. "Unfortunately it had to be made in that there was no way to justify spending $50 million to put the Westbrook mill into future environmental compliance. The mill would continue to be unable to compete against more modern mills due, in large part, to its size and high cost structure."

The Westbrook pulp mill produced about 400 tons/day, less than a third of the output of many modern pulp mills.

In addition to the pulp mill, a paper machine that produces a product for which there is low demand will also be shut down. Certain grades from this machine will be transferred to Westbrook's two remaining paper machines. Approximately 315 employees, both salaried and hourly, will be affected by the closures.

"This is obviously a difficult decision that will have significant impacts on employees and on the community", said Westbrook Mill Manager John Donahue. "We will minimize the impacts by offering fair separation benefits that recognize both the long service and the considerable contributions that the affected employees have provided to Westbrook. In addition, we will support their efforts to find new employment."

Sappi will continue to operate its fine paper and its specialty paper machines in Westbrook with pulp purchased from the open market.

Sappi Fine Paper North America is a division of Sappi Limited, the largest producer of coated free sheet papers in the world. The company produces fine papers in South Africa, the United Kingdom, Germany, Austria, Belgium, the Netherlands, and in the United States at mills in Muskegon, MI; Mobile, AL; and in Skowhegan and Westbrook, ME.



                                    -Sappi-